Exhibit (h)(25)

AMENDMENT AGREEMENT NO. 4

This AMENDMENT AGREEMENT NO. 4 (this “Amendment”) is made as of October 31, 2019, by and among BARON SELECT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series BARON PARTNERS FUND (the “Fund”; the Trust acting on behalf of the Fund being hereinafter referred to as the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and the other Banks (in such capacity, the “Operations Agent”).

WHEREAS, the Borrower, the Banks and the Operations Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of November 5, 2015 (as amended, modified, supplemented and in effect from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.        Definitions.    Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2.        Amendment to Section 1.01 of the Credit Agreement.    Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)        the definition of “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting such definition in its entirety and restating such definition as follows:

“Termination Date” means October 29, 2020 or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and each Bank’s Commitment to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.08 hereof.

(b)        by inserting the following definitions in the appropriate alphabetical order:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Fourth Amendment Effective Date” means October 31, 2019.

“LIBOR Successor Rate” has the meaning specified in Section 8.01(c).

“LIBOR Successor Rate Conforming Changes” means with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Operations Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Operations Agent in a manner substantially consistent with market practice (or, if the Operations Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Operations Agent determines is reasonably necessary in connection with the administration of this Agreement).

§3.        Amendment to Article IV of the Credit Agreement.    Article IV of the Credit Agreement is hereby amended by inserting immediately after the end of Section 4.16, the following new Section 4.17:

SECTION 4.17.        Beneficial Ownership Certificate.    As of the Fourth Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

§4.        Amendment to Section 5.01 of the Credit Agreement.    Section 5.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” which appears at the end of clause (g) of Section 5.01, (ii) deleting the period which appears at the end of clause (h) of Section 5.01 and substituting in place thereof a semicolon and the word “and” and (iii) adding a new clause (i) to read it its entirety as follows:

(i)        and each Bank, prompt notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change in the list of beneficial owners identified in parts (c) or (d) of such certification.

§5.        Amendment to Section 8.01 of the Credit Agreement.    Section 8.01 of the Credit Agreement is hereby amended by deleting Section 8.01 in its entirety and restating it as follows:

8.01        Inability to Determine Rates.

(a)        If in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, or with respect to the One Month LIBOR Rate component of any Base Rate Loan, (i) the Operations Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the LIBOR Rate or the One Month LIBOR Rate, as the case may be, for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 8.01(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Operationgs Agent or the Required Banks determine that for any reason the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such LIBOR Rate Loan, the Operations Agent will promptly so notify the Borrower and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the One Month LIBOR Rate component of the Base Rate, the utilization of the One Month LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Operations Agent (or, in the case of a determination by the Required Banks described in clause (ii) of Section 8.01(a), until the Operations Agent upon instruction of the Required Banks) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIROB Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b)        Notwithstanding the foregoing, if the Operations Agent has made the determination described in clause (i) of Section 8.01(a), the Operations Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Operations Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 8.01(a), (ii) the Operations Agent or the Required Banks notify the Operations Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such banks of funding the Impacted Loans, or (iii) any Bank determines that any Law has made it unlawful, or that any Authority has asserted that it is unlawful, for such Bank or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Authority has imposed material restrictions on the authority of such Bank to do any of the foregoing and provides the Operations Agent and the Borrower written notice thereof.

(c)        Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Operations Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Banks notify the Operations Agent (with, in the case of the Required Banks, a copy to the Borrower) that the Borrower or Required Banks (as applicable) have determined, that:

(i)        adequate and reasonable means do not exist for ascertaining the London Interbank Offered Rate (“LIBOR”) for any requested Interest Period, including, without limitation, because the LIBOR screen rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)        the administrator of the LIBOR screen rate or an Authority having jurisdiction over the Operations Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR screen rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Operations Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)        syndicated loans currently being executed, or that include language similar to that contained in this Section 8.01, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Operations Agent or receipt by the Operations Agent of such notice, as applicable, the Operations Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 8.01 with an alternate benchmark rate to LIBOR giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Operations Agent from time to time in its reasonable discretion and may be periodically updated (any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Operations Agent shall have posted or delivered a copy of such proposed amendment to all Banks and the Borrower unless, prior to such time, Banks comprising the Required Banks have delivered to the Operations Agent written notice that such Required Banks object to such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Operations Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Operations Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Operations Agent will promptly so notify the Borrower and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) the One Month LIBOR Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Operations Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Operations Agent shall post or deliver a copy of each such amendment implementing such LIBOR Successor Conforming Changes to the Banks reasonably promptly after such amendment becomes effective.

§6.        Amendment to Section 9.10 of the Credit Agreement.    Section 9.10 of the Credit Agreement is hereby amended by deleting the last sentence of Section 9.10 in its entirety and restating it as follows: “The Borrower shall, promptly following a request by the Operations Agent or any Bank, provide all documentation and other information that the Operations Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer”, anti-terrorism and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.”

§7.        Amendment to Article IX of the Credit Agreement.    Article IX of the Credit Agreement is hereby amended by inserting immediately after the end of Section 9.13, the following new Section 9.14:

SECTION 9.14.        Acknowledgement Regarding any Supported QFCs.    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Delinquent Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)        As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement (including any Financial Contracts), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

§8.        Representations and Warranties.    The Borrower hereby represents and warrants as follows:

(a)        Representations and Warranties in Credit Agreement.    The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)        No Default.    No Default or Event of Default has occurred and is continuing.

(c)        Authority, Etc.    The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d)        Enforceability of Obligations.    This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§9.        Effectiveness.    This Amendment shall be effective as of the date first written above upon receipt by the Agent of the following:

(a)         this Amendment, duly executed and delivered by each of the Borrower, the Banks and the Operations Agent;

(b)        a manually signed certificate from an authorized officer or other representative of the Borrower in form and substance reasonably satisfactory to the Banks and dated the date hereof as to the incumbency of, and bearing manual specimen signatures of, the officers and other representatives of the Borrower who are authorized to execute and take actions under this Amendment and the Loan Documents on behalf of the Borrower (or a certification that no changes have been made to the certification of incumbency contained in paragraph (h) of that Secretary’s Certificate dated as of November 1, 2018 (the “Third Amendment Certificate”) delivered to the Operations Agent by the Borrower on November 1, 2018 pursuant to Section 6(d) of the Amendment Agreement No. 3 dated as of November 1, 2018 (the “Third Amendment”) by and among the Borrower, the Banks and the Agent) and the individuals set forth therein remain authorized to execute and take actions under the Amendment and the Loan Documents on behalf of the Borrower), and certifying and attaching copies of (i) the Charter Documents of the Borrower (or a certification that no changes have been made to the Charter Documents delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f) of the Credit Agreement), (ii) the written resolutions of the Board of Trustees of the Borrower, authorizing the transactions contemplated hereby, (iii) the current Prospectus of the Borrower as then in effect (or a certification that no changes have been made to the Charter Documents delivered to the Operations Agent by the Borrower on November 1, 2018 pursuant to Section 6(d) of the Third Amendment and attached as Exhibit A to the Third Amendment Certificate), (iv) the investment advisory agreement and any other investment management or submanagement agreements of the Borrower as currently in effect (or a certification that no changes have been made to such investment advisory agreement and any other investment management or submanagement agreements delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f)(i) of the Credit Agreement), and (v) the custodian agreement of the Borrower currently in effect (or a certification that no changes have been made to the custodian agreement delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f)(i) of the Credit Agreement);

(c)        receipt by the Operations Agent of (i) a copy of the certificate of trust of the Trust, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware; and (ii) a legal existence and good standing certificate for the Trust issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(d)        a non-refundable upfront fee, payable in cash to the Operations Agent for the pro rata accounts of the Banks, of five (5) basis points on the Aggregate Commitment Amount; and

(e)        all other fees payable to the Operations Agent pursuant to the terms of the Loan Documents, including any fee letter.

§10.        Ratification of the Borrower.    The Borrower ratifies and confirms in all respects all of its obligations to the Operations Agent and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Operations Agent the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§11.        Miscellaneous.    This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its
series BARON PARTNERS FUND

/s/ Patrick M. Patalino

Name: Patrick M. Patalino

Title: General Counsel

STATE STREET BANK AND TRUST COMPANY, as a
Bank and as Operations Agent

/s/ Brian Kociuba

Name: Brian Kociuba

Title: Vice President

THE BANK OF NOVA SCOTIA, Houston Branch, as a Bank

/s/ Kevin Chan

Name: Kevin Chan

Title: Director